Exhibit 10.1

[Audentes Letterhead]

May 24, 2019

John Gray, Ph.D.
_________________
_________________

Re:    Terms of Separation

Dear John:

This letter agreement (this “Agreement”) confirms the agreement between you and Audentes Therapeutics, Inc. (the “Company”) concerning the terms of your separation from the Company and offers you the separation compensation specified herein in exchange for your general release of claims, covenant not to sue and other promises set forth herein.
1.Separation Date: Your last day of employment with the Company will be May 31, 2019 (the “Separation Date”).
2.Payment of Accrued Wages, Salary and Vacation; COBRA; Expense Reimbursement: On the Separation Date, the Company will pay you all accrued and unpaid wages and salary and all accrued and unused vacation earned through the Separation Date, subject to standard deductions and withholdings. You are entitled to these payments by law. Regardless of whether this Agreement becomes effective in accordance with its terms, subject to your rights in Section 3(c) hereof, you have the right under the Internal Revenue Code of 1986, as amended (the “Code”), and similar state law continuation coverage (together, “COBRA”), to continue the medical, vision and/or dental insurance coverage that you had in effect as of the date of your termination of employment. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all unpaid business expenses, if any, you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.
3.Separation Compensation: In exchange for the release and waiver of claims, including the waiver of unknown claims, in Section 7 hereof and the covenant not to sue in Section 8 hereof, and your other promises herein, and you executing and delivering this Agreement no earlier than the Separation Date and it becoming effective on its terms, the Company agrees to provide you with the following:
(a)Severance: The Company agrees to pay you, on or before July 30, 2019, a lump sum payment in the gross amount of One Hundred Fifty Three Thousand Seven Hundred Fifty Dollars ($153,750), subject to standard deductions and withholdings, which equals four and one-half (4½) months of your current annual base salary.
(b)Target Bonus for Fiscal Year 2019: The Company agrees to pay you, when annual bonuses are paid to active employees, and in any event by no later than March 15, 2020, a lump sum payment in the gross amount of Sixty One Thousand Five Hundred Dollars ($61,500), subject to standard deductions and withholdings, which equals thirty seven and one-half percent (37.5%) of your target annual bonus for fiscal year 2019.

(c)COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will reimburse you for any insurance premiums paid by you to continue your and your eligible dependents’ existing health benefits until the earlier of (i) twelve (12) months following the Separation Date, (ii) the date you become eligible for group health insurance coverage through a new employer or (iii) the date you cease to be eligible for COBRA coverage for any reason, including plan termination. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
By executing this Agreement, you acknowledge that you are receiving the separation compensation outlined in this Section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to such separation compensation.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Proprietary Information: You hereby acknowledge that you are bound by your Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit A and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in such agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
6.Options and RSUs:
(a)Attached hereto as Exhibit B is an equity grant status statement (the “Equity Statement”), which provides information about the status of all of the stock options (the “Options”) and restricted stock units (the “RSUs”) that have been granted to you by the Company that are outstanding as of the Separation Date. By executing this Agreement, you acknowledge and agree that the information set forth in the Equity Statement is true and correct. Please note that all vesting of the Options and RSUs will cease as of the Separation Date. At all times, except as set forth herein, your rights concerning the Options and RSUs will continue to be governed by the applicable stock option and restricted stock agreements and incentive plans (collectively, “Equity Agreements”). Under the applicable Equity Agreements, you have three (3) months following your termination of employment with the Company to exercise any then-vested shares subject to the Options and after that date, you no longer have a right to exercise the Options as to any shares.
(b)Except as set forth in the Equity Statement, you do not have any rights or interests with respect to any capital stock or other securities of the Company.
7.General Release and Waiver of Claims:
(a)The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to that certain Executive Employment Agreement between you and the Company dated March 9, 2018 (the “Employment Agreement”). To the fullest extent permitted by law, you hereby release and waive any other claims you have or may have against the Company and its owners, agents, representatives, officers, shareholders, employees, partners, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims related to or arising from the Employment Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. You acknowledge that this general release and waiver of claims includes any and all claims arising up to and including the date you execute this Agreement which you have or may have against Releasees.
(b)By executing this Agreement, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)You and the Company do not intend to release any (i) claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, (ii) claims for indemnity you may have pursuant to any indemnification agreement with the Company, the charter, bylaws or other governing documents of the Company, common law or Delaware law or (iii) claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release and waiver of claims will be determined by an arbitrator under the procedures set forth in Section 11 hereof.

8.	Covenant Not to Sue:
(a)To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
(b)Nothing in this Section will prohibit or impair you or the Company from complying with all applicable laws, nor will this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights: You understand that nothing in the general release and waiver of claims in Section 7 hereof and covenant not to sue in Section 8 hereof, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.Non-Disparagement: You agree that you will not disparage Releasees or their products, product candidates, services, owners, agents, representatives, officers, shareholders, employees, partners, directors, attorneys, subscribers, vendors, subsidiaries, affiliates, successors or assigns or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this Section will prohibit you from providing truthful information in response to a subpoena or other legal process.
11.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision will be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.Section 409A:
(a)To the extent (i) any payments or benefits to which you become entitled under this Agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments will not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company or (B) the date of your death following such separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section will be paid to you or your beneficiary in one lump sum (without interest).
(b)It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).
(c)It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”).
(d)To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(e)Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
13.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
14.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountants or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this Section will be deemed a material breach of this Agreement.
15.No Admission of Liability: This Agreement is not and will not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their owners, agents, representatives, officers, shareholders, employees, partners, directors, attorneys, subscribers, vendors, subsidiaries, affiliates, heirs, executors, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
16.Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B attached hereto and the Equity Agreements, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter (including, without limitation, the Employment Agreement). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts will remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and waiver of claims, including the waiver of unknown claims, in Section 7 hereof and the covenant not to sue in Section 8 hereof will otherwise remain effective to release any and all other claims.
18.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by each party hereto. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one and the same instrument. Execution of a facsimile or PDF copy will have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.Review of Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days from the date hereof (the date you first received this Agreement) to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By executing this Agreement, you affirm that you were advised to consult with an attorney prior to doing so. You also understand you may revoke this Agreement within seven (7) days of executing this Agreement and that (a) the compensation to be paid to you pursuant to Sections 3(a) and 3(c) hereof will be paid only if this Agreement becomes effective in accordance with its terms and (b) the compensation to be paid to you pursuant to Section 3(b) hereof will only be paid in calendar year 2020, and only if this Agreement becomes effective in accordance with its terms.
20.Notices: All notices, if any, and all other communications, if any, required or permitted under this Agreement will be in writing and hand delivered, sent by registered first class mail, postage prepaid, or by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as either party notifies the other party: if to the Company: Audentes Therapeutics, Inc. 600 California Street, 17th Floor, San Francisco, CA 94108, Attention: General Counsel; if to you, to your address listed on the first page of this Agreement.
21.Effective Date: This Agreement is effective on the eighth (8th) day after you execute it and without revocation by you.
22.Governing Law: This Agreement will be governed by and construed in accordance with the laws of the State of California (without regard to conflict of laws principles).

[Signatures on following page]

If you agree to abide by the terms outlined in this Agreement, please execute below and return an executed copy to Mark Meltz, the Company’s General Counsel. I wish you the best in your future endeavors.

Sincerely,

AUDENTES THERAPEUTICS, INC.

By: /s/ Matthew R. Patterson
Matthew R. Patterson
Chairman and Chief Executive Officer

READ, UNDERSTOOD AND AGREED:

/s/ John Gray                    Date: May 30, 2019
John Gray, Ph.D.

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

Exhibit B

EQUITY STATEMENT